Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

LifeX Inflation-Protected Income Trust 1948F

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	—	—	—	—	—	—	—	—	—	—	—	—
Fees Previously Paid	Equity	Common Shares of Beneficial Interest, $0.01 par value per share	457(o)	—	—	$1,000,000	—	$129.80
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$1,000,000		$129.80
	Total Fees Previously Paid							$129.80
	Total Fee Offsets							—
	Net Fee Due							$0

(1) Estimated solely for the purpose of determining the registration fee. A registration fee of $129.80 was previously paid in connection with the initial filing on March 20, 2020.